Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 30, 2025, with respect to the consolidated financial statements and financial highlights of Hamilton Lane Venture Capital and Growth Fund, included herein, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Preliminary Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Preliminary Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 30, 2025